SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 13, 2001

PS FINANCIAL, INC.

(Exact name of Registrant as specified in its Charter)
Delaware (State or other jurisdiction of incorporation)	0-28864 (Commission File No.)	36-4101473 (IRS Employer Identification Number)

4800 South Pulaski Road, Chicago, Illinois (Address of principal executive offices)	60632 (Zip Code)

Registrant's telephone number, including area code:	(773) 376-3800

N/A

(Former name or former address, if changed since last report)

Item 5. Other Events

       On June 13, 2001 PS Financial, Inc. (the "Registrant") entered into an Agreement and Plan of Merger (the "Agreement") with PNA Holding Company ("PNA"). Under the terms of the Agreement, the Registrant will be merged into a subsidiary of PNA, all shares of the Registrant will be canceled, and PNA will pay $14.00 per share in cash for each of the 1,255,067 outstanding shares of the Registrant's common stock. Each option to purchase the Registrant's common stock shall be converted into the right to receive in cash an amount equal to the difference between $14.00 and the exercise price of the option.

       As a result of the merger, Alliance FSB, a wholly owned subsidiary of PNA, will merge with and into Preferred Savings Bank, a wholly owned subsidiary of the Registrant. Upon consummation of the Merger, Preferred Savings Bank will change its name to Alliance, FSB. The aggregate purchase price for the transaction (including cash payments for the cancellation of options) is approximately $18.0 million. The transaction will be accounted for using the purchase method of accounting.

       Consummation of the merger is subject to approval by the Registrant's shareholders and the receipt of all required regulatory approvals. It is anticipated that the transaction will be completed around September 30, 2001. At March 31, 2001, the Registrant had total assets of $112.0 million and total deposits of $58.2 million.

Item 7. Financial Statements and Exhibits

       The following exhibits are filed as part of this report:

Exhibit No.	Description
2	Agreement and Plan of Merger Between PNA Holding Company and PS Financial, Inc. Dated as of June 13, 2001
99	Joint Press Release of PS Financial Inc. and PNA Holding Company

SIGNATURES

            Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned thereunto duly authorized.

PS FINANCIAL, INC.

Date: June 21, 2001	By:	/s/ Kimberly P. Rooney
Kimberly P. Rooney President and Chief Executive Officer

EXHIBIT INDEX

      The following exhibits are filed as part of this report:

Exhibit No.	Description
2	Agreement and Plan of Merger Between PNA Holding Company and PS Financial, Inc. Dated as of June 13, 2001
99	Joint Press Release of PS Financial Inc. and PNA Holding Company